                  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase, dated August 8, 1997, and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)

                                       of

                           OUTBOARD MARINE CORPORATION

                                       at

                              $18.00 Net Per Share

                                       by

                          GREENMARINE ACQUISITION CORP.

                          a wholly-owned subsidiary of

                            GREENMARINE HOLDINGS LLC


                  Greenmarine Acquisition Corp., a Delaware corporation (the "Purchaser") and wholly-owned subsidiary of Greenmarine Holdings LLC, a Delaware limited liability company (the "Parent"), is offering to purchase (i) all outstanding shares of common stock, par value $0.15 per share (the "Shares"), of Outboard Marine Corporation, a Delaware corporation (the "Company"), at a price of $18.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 8, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), and (ii) unless and until the Purchaser declares that the Rights Condition (as defined below) is satisfied, the associated preferred stock purchase rights (the

"Rights") issued pursuant to the Rights Agreement, dated as of April 24, 1996, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to Rights shall include all benefits that may inure to the holders of Rights pursuant to the Rights Agreement.

                  The members of the Parent are Quasar Strategic Partners LDC, a Cayman Islands limited duration company ("QSP"), Quantum Industrial Partners LDC, a Cayman Islands limited duration company ("QIP"), and Greenlake Holdings LLC, a Delaware limited liability company ("Greenlake").

                  UNLESS THE RIGHTS ARE REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY, OR THE PURCHASER IS SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED SECOND-STEP MERGER (COLLECTIVELY, THE "RIGHTS CONDITION"), STOCKHOLDERS ARE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 3 OF THE OFFER TO PURCHASE. UNLESS THE DISTRIBUTION DATE (AS DEFINED IN THE OFFER TO PURCHASE) HAS OCCURRED, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

                  The purpose of the Offer is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares.

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                  AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY,
                  SEPTEMBER 8, 1997, UNLESS THE OFFER IS EXTENDED
                  (AS EXTENDED, THE "EXPIRATION DATE")

                  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED, AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE, THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE NUMBER OF SHARES BENEFICIALLY OWNED BY THE PURCHASER AND THE PARENT, WOULD REPRESENT 90% OF ALL OUTSTANDING SHARES ON THE DATE OF PURCHASE AND, AS A RESULT THEREOF, THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT ON THE DATE OF PURCHASE IT WILL BE ABLE TO CONSUMMATE THE PROPOSED SECOND-STEP MERGER AS A

"SHORT-FORM MERGER" PURSUANT TO THE PROVISIONS OF SECTION 253 OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL") IMMEDIATELY AFTER CONSUMMATION OF THE OFFER, (2) THE RIGHTS CONDITION BEING SATISFIED, (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROPOSED MERGER CAN BE CONSUMMATED WITHOUT THE NEED FOR A SUPERMAJORITY VOTE OF THE COMPANY'S STOCKHOLDERS PURSUANT TO ARTICLE EIGHTEENTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION,
(4) THE PURCHASER SHALL HAVE RECEIVED THE FUNDS COMMITTED TO BE PROVIDED BY AMERICAN FINANCIAL GROUP, INC. ("AFG") IN ACCORDANCE WITH THE COMMITMENT LETTER ISSUED BY AFG TO THE PURCHASER, DATED AUGUST 7, 1997, (5) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, UPON CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER, THE COMPANY WILL NOT BE IN DEFAULT UNDER ANY INSTRUMENT EVIDENCING THE COMPANY'S THEN OUTSTANDING INDEBTEDNESS, OR, IF IN DEFAULT, THE PURCHASER AND THE PARENT HAVING OBTAINED, PRIOR TO THE EXPIRATION DATE, ON TERMS REASONABLY ACCEPTABLE TO THE PARENT, SUFFICIENT FINANCING TO ENABLE THE COMPANY TO REFINANCE OR REDEEM ANY SUCH INDEBTEDNESS UPON CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER, AND (6) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PREVIOUSLY ANNOUNCED AGREEMENT AND PLAN OF MERGER BETWEEN THE COMPANY AND DETROIT DIESEL CORPORATION HAS BEEN TERMINATED IN ACCORDANCE WITH ITS TERMS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 12, 14 AND 15 OF THE OFFER TO PURCHASE.

                  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to Marine Midland Bank (the "Depositary"), of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purposes of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and, if the Distribution Date has occurred, certificates for (or a timely Book-Entry Confirmation with respect to) the associated Rights (unless the Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

                  Except as otherwise provided below, tenders of Shares and Rights are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 7, 1997 (or such later date as may apply in case the Offer is extended). A withdrawal of Shares will also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address as set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares and Rights to be withdrawn, the number of Shares and Rights to be withdrawn and (if certificates have been tendered) the name of the registered holder of the Shares and Rights to be withdrawn, if different from the name of the person who tendered such Shares and Rights. If certificates for Shares or Rights have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Rights have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares or Rights and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares and Rights may not be rescinded, and any Shares and Rights properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares and Rights may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding.

                  Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares and Rights previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares and Rights. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHTS TO EXTEND THE OFFER.

                  Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) delay acceptance for payment of or, regardless of whether such Shares or Rights were theretofore accepted for payment, payment for any Shares or Rights pending receipt of any regulatory or governmental approvals specified in Section 15 of the Offer to Purchase, (2) terminate the Offer (whether or not any Shares or Rights have theretofore been accepted for payment) if any of the conditions referred to in
Section 14 of the Offer to Purchase have not been satisfied or upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase and (3) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depository and by making a public announcement thereof.

                  The information required to be disclosed by paragraph
(e)(1)(vii) of Rule 14d- 6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

                  A request is being made to the Company pursuant to Rule 14d-5 under the Securities Exchange Act of 1934, as amended, and Section 220 of the DGCL for the use of the Company's stockholder list, its list of holders of Rights, if any, and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, the Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and Rights and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list and list of holders of Rights, if applicable, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and Rights.

                  THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                  Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent, as set forth below, and copies will be furnished at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent for soliciting tenders of Shares and Rights pursuant to the Offer.

                     The Information Agent for the Offer is:

                            GEORGESON & COMPANY INC.
                                Wall Street Plaza
                            New York, New York 10005
                Bankers and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll-Free: (800) 223-2064




August 8, 1997